UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2013
Kemper Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 001-18298

DE	95-4255452
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
One East Wacker Drive, Chicago, IL 60601
(Address of principal executive offices, including zip code)
312-661-4600
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.
As of December 31, 2013, the registrant, Kemper Corporation (“Kemper”), executed Amendment No. 1 to Credit Agreement (“Amendment”), to effect an amendment to its $325 million, four-year revolving credit agreement, dated as of March 7, 2012 (the “Credit Agreement”), by and among Kemper and the lenders party thereto (“Lenders”). The Amendment was executed by Kemper and Lenders representing greater than 66 2/3% of the outstanding commitments under the Credit Agreement (the minimum number of required Lenders necessary to approve an amendment) to provide the following changes to the Credit Agreement:

1.	reduce the amount of the aggregate commitments under the Credit Agreement by $100 million, to $225 million, and implement such reduction on a pro rata basis to the commitment of each Lender;

2.
revise the covenant in Section 6.02(d) to increase the amount of indebtedness that may be incurred and outstanding in the aggregate at any time in connection with borrowings from the Federal Home Loan Bank (“FHLB”) or issuances of Surplus Notes by $150 million, to $250 million, provided, that the aggregate Indebtedness incurred and outstanding in connection with issuances of Surplus Notes may not exceed $100,000,000 at any one time; and

3.	revise the definition of LIBO Rate in Section 1.01 for consistency with the Lenders’ current standard definition.

The Amendment was initiated by Kemper’s exercise of its option under Section 2.08 of the Credit Agreement to reduce the amount of the aggregate commitments thereunder. The action results from the completion in December 2013 of the process initiated by Kemper’s subsidiaries, United Insurance Company of America (“United”) and Trinity Universal Insurance Company (“Trinity”), to become members of the FHLBs of Chicago and Dallas, respectively. The FHLB memberships will provide United and Trinity with access to additional sources of liquidity, as permitted under Section 6.02 of the Credit Agreement, and consequently reduce the need for such liquidity at the parent company level.

In connection with the finalization of their FHLB memberships, United and Trinity purchased capital stock (“Capital Stock”) in the FHLB of Chicago and Dallas, respectively. In addition, to complete Trinity’s membership in the FHLB of Dallas, which became effective as of December 31, 2013, Trinity and the FHLB of Dallas entered into a Master Transactions Agreement (“Master Agreement”), Advances and Security Agreement and an Addendum to the Advances and Security Agreement (collectively, “Advances and Security Agreement”), pursuant to which Trinity may obtain extensions of credit (“Advances”) from the FHLB of Dallas. The Master Agreement provides the terms and conditions for the withdrawal and deposit of amounts in any deposit accounts (“Deposit Accounts”) maintained by Trinity with the FLHB of Dallas. The Advances and Security Agreement provides the general terms and conditions for obtaining, maintaining and repaying Advances. The specific terms of each Advance, including the amount and rate of interest, will be specified in a written or electronic confirmation of Advance. The amount of Advances that may obtained by Trinity under the Advances and Security Agreement will be determined as of any particular date based on a multiple of the amount of Capital Stock in the FHLB of Dallas that has been purchased by Trinity as of such date, as determined in accordance with the policies and procedures for members of the FHLB of Dallas, subject to any applicable limitations under Kemper’s Credit Agreement, including Section 6.02 as described above.

Under the Advances and Security Agreement, Trinity is required to maintain in Deposit Account(s) an amount at least equal to any sums due and payable on any outstanding Advances or under the agreement, and to pledge a security interest in the collateral (“Collateral”), which includes the Capital Stock purchased by Trinity, the Deposit Accounts, all collateral delivered to the FHLB of Dallas, and all related proceeds and payment intangibles. The Advances and Securities Agreement also contains provisions generally included in agreements of its nature, including representations and warranties concerning the Collateral and Trinity, terms regarding the delivery and maintenance of the Collateral and documentation related to the Collateral and the related security interest, and remedies in the event of a default by Trinity.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information contained above under "Item 1.01, Entry into a Material Definitive Agreement" is hereby incorporated by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kemper Corporation

Date:	January 7, 2014	/s/ Richard Roeske
Richard Roeske
Vice President and Chief Accounting Officer